AMENDMENT TO OPERATING EXPENSES AGREEMENT

This Amendment, dated as of the 15th day of September, 2008, made by and between Matthews International Funds (the “Trust”) and Matthews International Capital Management, LLC (“Matthews,” and together with the Trust, the “Parties”).

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Operating Expenses Agreement, dated as of November 14, 2003, as amended August 12, 2005, August 11, 2006 and April 23, 2007, by and between the Trust and Matthews (the “Agreement”).

WITNESSETH THAT:

WHEREAS, the Parties originally entered into the Agreement, wherein Matthews agreed to provide certain services to the Trust; and

WHEREAS, the Parties wish to amend the Agreement to provide for the addition of a separate series of the Trust.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.	The addition of the Matthews Asia Small Companies Fund as set forth on the attached amended Appendix A.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement consisting of one typewritten page, together with the updated Appendix A, to be signed by their duly authorized officers as of the day and year first above written.

MATTHEWS INTERNATIONAL FUNDS	MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

By /s/ William J. Guilfoyle	By /s/ William J. Hackett
Name: William J. Guilfoyle	Name: William J. Hackett
Title: President	Title: President

 Appendix A
(updated September 15, 2008)

Fund	Operating Expense Limit	Effective Date
• Matthews Asia Pacific Fund	1.90%	October 31, 2003
• Matthews Asia Pacific Equity Income Fund	1.50%	August 11, 2006
• Matthews Pacific Tiger Fund	1.90%	September 12, 1994
• Matthews Asian Growth and Income Fund	1.90%	September 12, 1994
• Matthews Asian Technology Fund	2.00%	December 27, 1999
• Matthews China Fund	2.00%	February 19, 1998
• Matthews India Fund	2.00%	August 12, 2005
• Matthews Japan Fund	2.00%	December 31, 1998
• Matthews Korea Fund	2.00%	April 3, 2002
• Matthews Asia Small Companies Fund	2.00%	September 15, 2008